EXHIBIT 99.1

The #1 Airborne Healthcare Company

Air Methods Reports 2Q2007 Results and 3Q2007 Update
Quarterly Revenue Increases 16%; Fully-Diluted EPS Increases to $0.63 per Share

DENVER, CO., August 9, 2007 -- Air Methods Corporation (NasdaqGS: AIRM) reported financial results for the quarter ended June 30, 2007.  Revenue increased 16% to $90.7 million from $78.5 million in the year-ago quarter.  For the six-month period, revenue increased 14% to $172.2 million, compared with $151.5 million in the prior-year six-month period.

For the quarter, net income increased 105% to $7.8 million, or $0.63 per diluted share, as compared with prior-year quarter net income of $3.8 million, or $0.31 per diluted share.  Net income for the six-month period was $11.5 million, or $0.93 per diluted share, compared to $6.4 million, or $0.52 per diluted share, for the prior-year six-month period.  The current-year quarter includes a $0.5 million pre-tax gain from disposition of assets, comparable to a $0.6 million pre-tax gain in the prior-year quarter from such dispositions.

The increase in net income for the quarter is primarily attributed to increases in net reimbursement per community-based transports, combined with decreases in maintenance expense.  For the quarter, net reimbursement per transport increased 14% from $5,559 in the prior-year quarter to $6,330 in the current-year quarter.  Maintenance expense for the current-year quarter decreased 15% or $2.2 million, as compared with the prior-year quarter, even though total flight volume increased by 1.7%.

Second Quarter Highlights

Community-Based Services:  Revenue from community-based services increased 25% to $61.9 million, while segment net income increased 93% to $14.3 million during the second quarter, as compared with net income of $7.4 million in the prior-year quarter.  The increase in segment net income was primarily attributed to the increase in reimbursement rates and decrease in maintenance expense discussed above.  Community-based transports completed during the second quarter were 9,769 as compared with 8,924 in the prior-year quarter, a 9.5% increase.  Community-based transports for bases in operation greater than one year (Same-Base Transports) decreased by 245, or 2.9%, while weather cancellations for bases in operation greater than one year increased by 85, or 5.5%, from the prior-year quarter.  The decrease in Same-Base Transports in excess of the increase in weather cancellations is attributed to shifting of transports to newly-opened bases in adjacent locations.  Excluding these adjacent locations and the effects of increased weather cancellations on remaining bases, Same-Base Transports would have increased 0.6%.

Hospital-Based Services:  Revenue from hospital-based services increased by approximately 1% to $27.9 million, while segment net income increased from break-even results during the prior-year second quarter to net income of $1.3 million in the current quarter.  The increase in earnings is primarily attributed to a decrease in maintenance expense per flight hour from $605 in the prior-year quarter to $462 in the current-year quarter, a 24% decrease. The increase in divisional revenues from new contracts and price increases was offset by the conversion of a hospital-based services customer to the community-based service delivery model and the cessation of service under two separate contracts during the prior year.

Products Division:  Revenue, including revenue generated from internal projects, increased 51% to $6.4 million, while segment net income decreased slightly to $1.0 million from $1.1 million during the second quarter as compared with the prior-year quarter.  Growth in revenue did not correspond to growth in net income due to change in product mix.

The Company also provided an update on July 2007 flight volume.  Total community-based transports of 3,478 during July 2007 compared with 3,282 in the prior-year month.  Same-Base Transports during the month of July decreased 176 transports, while weather cancellations for these same bases increased by 97.  While more weather cancellations affected the monthly transports, overall transports were 146 higher than the previous month of June.

Aaron Todd, Chief Executive Officer, stated, “Our second quarter results were in line with our expectations and reflect continued strength in reimbursement, lower maintenance expense, and relatively consistent flight volume.  Days’ sales outstanding in receivables for community-based services decreased significantly during the quarter from 130 days as of June 30, 2006 to 106 days as of June 30, 2007, based on annualized trailing three-month revenue.  This reduction in days’ sales outstanding, combined with the strength of our operating results, resulted in $22.5 million net cash provided by operating activities during the six months ended June 30, 2007.  Long-term debt less cash decreased by $12.3 million during the same six-month period, as well.  We are obviously pleased with these results and believe that we are well on our way to achieving another year of strong growth in both top-line and bottom-line performance.”

The Company will discuss these results in a conference call scheduled today at 4:30 p.m. Eastern.  Interested parties can access the call by dialing (888) 396-5640 (domestic) or (706) 643-0580 (international) or by accessing the web cast at www.airmethods.com. A replay of the call will be available at (800) 642-1687 (domestic) or (706) 645-9291 (international), access number 7215644, for 3 days following the call and the web cast can be accessed at www.airmethods.com for 30 days.

Air Methods Corporation (www.airmethods.com) is a leader in emergency aeromedical transportation and medical services. The Hospital Based Services Division is the largest provider of air medical transport services for hospitals. The Community Based Services Division is one of the largest community-based providers of air medical services. The Products Division specializes in the design and manufacture of aeromedical and aerospace technology. The Company's fleet of owned, leased or maintained aircraft features over 200 helicopters and fixed wing aircraft.

Forward Looking Statements: This news release includes certain forward-looking statements, which are subject to various risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including but not limited to the size, structure and growth of the Company's air medical services and products markets; the collection rates for patient transports; the continuation and/or renewal of air medical service contracts; the acquisition of profitable Products Division contracts and other flight service operations; the successful expansion of the community-based operations; and other matters set forth in the Company's public filings.

CONTACTS:  Aaron D. Todd, Chief Executive Officer, (303) 792-7413 or Joe Dorame at Lytham Partners, LLC at (602) 889-9700. Please contact Christine Clarke at (303) 792-7579 to be included on the Company’s fax and/or mailing list.

---FINANCIAL STATEMENTS ATTACHED---

AIR METHODS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(Amounts in thousands)

	June 30, 2007	December 31, 2006

ASSETS

Current assets:
Cash and cash equivalents	$4,182	4,219
Receivables, net	106,125	107,755
Other current assets	41,522	27,887

Total current assets	151,829	139,861

Property and equipment	97,020	95,575
Other assets, net	17,142	14,721

Total assets	$265,991	250,157

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Notes payable related to assets held for sale	$19,100	9,560
Current portion of indebtedness	10,633	9,963
Accounts payable, accrued expenses and other	34,710	28,306

Total current liabilities	64,443	47,829

Long-term indebtedness	49,379	62,346
Other non-current liabilities	31,496	32,668

Total liabilities	145,318	142,843

Total stockholders' equity	120,673	107,314

Total liabilities and stockholders' equity	$265,991	250,157

AIR METHODS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2007	2006	2007	2006

Revenue:
Flight operations	$89,695	77,037	168,856	148,461
Product operations	1,038	1,440	3,335	3,045
Total revenue	90,733	78,477	172,191	151,506

Expenses:
Operating expenses	61,068	58,509	119,409	112,977
Gain on disposition of assets, net	(497)	(647)	(345)	(562)
General and administrative	12,568	10,021	24,719	19,848
Depreciation and amortization	3,479	3,194	6,890	6,365
	76,618	71,077	150,673	138,628

Operating income	14,115	7,400	21,518	12,878

Interest expense	(1,318)	(1,470)	(2,740)	(2,826)
Other, net	491	394	946	740

Income before income taxes	13,288	6,324	19,724	10,792

Income tax expense	(5,463)	(2,511)	(8,201)	(4,399)

Net income	$7,825	3,813	11,523	6,393

Income per common share:
Basic	$0.66	0.32	0.97	0.55
Diluted	$0.63	0.31	0.93	0.52

Weighted average common shares outstanding:
Basic	11,886,613	11,760,986	11,881,751	11,698,504
Diluted	12,431,098	12,318,161	12,382,830	12,300,428